EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT


            This Agreement (this "Agreement"), dated as of January 1, 2006, is by and between American Vantage Companies, a Nevada corporation having its principal offices at 4735 South Durango Drive - Suite 105, Las Vegas, Nevada 89147 (the "Company"), and Ronald J. Tassinari, an individual with a current mailing address at P.O. Box 81890, Las Vegas, Nevada 89180 (individually, the "Executive" and, together with the Company, the "parties").

                                    RECITALS

                  WHEREAS, Executive has been employed by the Company for more than twenty years, is currently the Company's Chief Executive Officer and President and, during at least a portion of such time, Executive has been retained by the Company pursuant to a number of employment agreements, the most recent of which was dated as of February 1, 2003 and which was supplemented by a letter agreement dated November 14, 2005 (the "Prior Agreement");

                  WHEREAS, Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and problems;

                  WHEREAS, the Board of Directors of the Company (the "Board") recognizes Executive's contribution as Chief Executive Officer and President to the growth and success of the Company has been substantial and desires to assure the Company of Executive's continued employment in an executive capacity and to compensate Executive therefor; and

                  WHEREAS, Executive is desirous of committing himself to serve the Company on the terms provided in this Agreement.


            NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as set forth below.

1. Termination of Prior Agreement. This Agreement supercedes all prior employment agreements and arrangements between the parties, including the Prior Agreement, in all respects and each of such prior employment agreements and arrangements, including the Prior Agreement, are terminated in their entirety and hereby made null and void with no party to such prior employment agreements and arrangements, including the Prior Agreement, having any rights, obligations or liabilities under such prior employment agreements and arrangements, including but not limited to the Prior Agreement.

2. Employment; Term.

            (a) The Company hereby agrees to continue to employ Executive as Chief Executive Officer and President of the Company, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

            (b) The term of this Agreement shall begin as of the date of this Agreement and shall terminate on January 31, 2008 (the "Term").

3. Position and Duties.

            (a) Executive shall serve as the Chief Executive Officer and President of the Company, reporting only to the Board of Directors of the Company (the "Board"), and shall have supervision and control over, and responsibility for, the general management and operation of the Company, and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's then present duties and with Executive's position as the senior executive officer in charge of the general management of the Company.

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            (b) The Company shall use its best efforts to cause Executive to continue to serve as the Chairman of the Board and as a director of the Company.

            (c) Executive agrees to devote Executive's full working time, attention, efforts, loyalties and energies to the business and affairs of the Company. Notwithstanding the immediately preceding sentence, Executive shall be permitted to devote a reasonable amount of time, attention and energies to reasonable community activities and public affairs and to personal matters, provided such engagement shall not in any way conflict with Executive's duties under this Agreement or with the business of the Company.

4. Place of Performance. In connection with Executive's employment by the Company, Executive shall be based at the Company's principal executive offices located in Las Vegas, Nevada ("Principal Office"). Executive shall not be required, without Executive's consent, to permanently relocate to any other location.

5. Compensation.

            (a) Base Salary. Executive shall receive a minimum annual base salary ("Base Salary") at the rate of $326,400 per annum, subject to withholding and other deductions as required by law or otherwise authorized in writing by Executive. During the Term, the Base Salary shall be increased on an annual basis, effective as of January 1st of each calendar year, based upon no less than the greater of: (i) the proportional annual increase provided to any of the Company's other salaried senior executives and (ii) the proportional increase in the Annual Average All Items Index of the U.S. City Average Consumer Price Index for All Urban Consumers ("CPI - U") as published by the U.S. Bureau of Labor Statistics, during the most recent published twelve month period prior to the effective date of any such increase.

            (b) Discretional Increases in Base Salary. No later than December 15th of each year during the Term, the Board, through its Compensation Committee or otherwise, shall conduct a review (each, a "Salary Review") to determine, in good faith using its reasonable discretion, whether to increase the Base Salary, such increase to be effective as of the first day of the calendar year following the year in which the Salary Review is conducted. In conducting the salary review, the Compensation Committee shall review (i) Executive's performance during the most recently completed fiscal year of the Company, (ii) the general financial condition of the Company at the end of the most recently completed fiscal year of the Company, (iii) any increase in shareholders' equity of the Company during the most recently completed fiscal year of the Company, (iv) compensation received by similarly situated executives in similarly situated companies located in the Las Vegas, Nevada metropolitan area and (e) such other factors as the Compensation Committee may, in its sole discretion, determine to be applicable. Any such increase in Base Salary or other compensation granted pursuant to this section 5(b) shall in no way limit or reduce any other obligation of the Company under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, once increased, whether increased pursuant to paragraph 5(a) or this paragraph 5(b), the Base Salary may not be decreased without the affirmative written consent of Executive.

            (c) Incentive Compensation. In addition to Base Salary, Executive shall be entitled to receive such incentive compensation ("Incentive Award") as the Board may determine pursuant to the Company's existing equity incentive plan or any similar plan adopted or to be adopted by the Company during the Term (collectively, the "Plan") and any other Company incentive or bonus compensation programs in accordance with the Company's then practice. The Board, through its Compensation Committee, shall, in good faith, determine in its reasonable discretion any Incentive Award. For any period less than a full calendar year during the Term, Executive shall receive an amount equal to the prorated portion of the incentive compensation payable pursuant to the Incentive Award. In the event that an Incentive Award shall be based upon the results of the Company for any fiscal year, the amount of any Incentive Award payable to Executive pursuant to this paragraph 5(c) will be determined as promptly as practicable after the determination of the Company's results for such fiscal year, but not later than 30 days after the Company's receipt of consolidated audited financial statements for such fiscal year. Simultaneously with the payment of such additional compensation, the Company will deliver to Executive a report of its principal financial or accounting officer showing in reasonable detail the computation of such Incentive Award. If, within 30 days of receipt of such additional compensation and report, Executive shall notify the Company that Executive disagrees with the computation set forth in such report, the dispute shall be submitted for resolution in accordance with section 21 and such resolution shall be binding upon all parties to this Agreement. Notwithstanding anything to the contrary contained in this paragraph 5(c), each and every Incentive Award payable to Executive shall be paid to Executive no later than March 15th of the year following the calendar year in which the subject Incentive Award relates.

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            (d) "Total Compensation" Defined. For the purposes of this
Agreement, "Total Compensation" for any given year shall mean the sum of the Base Salary actually due Executive for such year plus all Incentive Awards granted Executive during such year.

            (e) Expenses. (i) During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.
(ii) Except as set forth in paragraph 8(d) and section 21, Executive shall be reimbursed for Executive's personal legal and financial consulting fees subject to an annual maximum of 3% of the prior calendar year's Base Salary.

            (f) Fringe Benefits.

                  (i) Executive shall be entitled to continue to participate in or receive benefits under all the Company's employee benefits plans and arrangements in effect as of the date of this Agreement available to senior executives of the Company or plans or arrangements providing Executive with at least equivalent benefits thereunder.

                  (ii) The Company shall pay all costs, expenses and charges for Executive's health insurance (including dental, if dental insurance coverage becomes available to the Company's senior executives), Life Insurance policies (as hereinafter defined) and D&O Insurance (as hereinafter defined).

                  (iii) Executive shall be entitled to participate in or receive benefits under any retirement plan, profit-sharing plan, savings plan, stock option plan, life insurance, directors and officer's liability indemnification insurance policy ("D&O Insurance") covering liabilities which may have accrued or that will be incurred by the performance of Executive's services on behalf of the Company, currently with limits of $3,000,000 per occurrence, and $3,000,000 in overall coverage, health-and-accident plan or an arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

            (g) Vacations. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four weeks in any calendar year (prorated in any calendar year during which Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which Executive is so employed). Executive shall not take more than three consecutive weeks of vacation during any calendar year. Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

            (h) Life Insurance. The Company shall maintain, at its expense and at no cost to Executive but subject to Executive being insurable, a term life insurance policy on the life of Executive providing for a minimum death benefit of Two Million Dollars ($2,000,000) ("Life Insurance"). Executive shall have the right to designate the beneficiary of the Life Insurance policy.

            (i) Automobile. The Company shall pay all normal expenses relating to the use of Executive's personal automobile for Company purposes, including, but not limited to, all repairs, maintenance, insurance, licensing, gas, oil and taxes associated with the operation and ownership of such automobile.

            (j) Perquisites. Executive shall be entitled to continue to receive the fringe benefits appertaining to the offices of director, Chairman of the Board, Chief Executive Officer and President of the Company in accordance with present practice, except that, so long as Executive remains an executive or senior officer of the Company, Executive shall not be entitled to a fee with respect to Executive's attendance at any meeting of the Board or any committee of the Board.

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            (k) No Off-Set. No amounts paid to or on behalf of Executive under any plan or arrangement in accordance with paragraphs 5(e), (f), (g), (h), (i) and (j) shall be deemed to be paid in lieu of other compensation to which Executive is entitled to receive or benefit from under this Agreement.

6. Termination.

            (a) Death. Executive's employment with the Company under this Agreement shall terminate upon Executive's death.

            (b)   Cause.
                  (i) The Company shall have the right to terminate Executive's employment with the Company under this Agreement for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment with the Company under this Agreement upon the occurrence of any of the following events:
                              (A) the willful failure by Executive to
            substantially perform Executive's duties under this Agreement, other than any such failure resulting from Executive's incapacity due to physical or mental illness, or
                              (B) Executive engaging in the commission of fraud,
            embezzlement or theft.
                  (ii) Prior to any termination pursuant to this paragraph 6(b), the Board must give Executive reasonable written notice of and adequate opportunity to either respond to the reasons for such termination for Cause or, where applicable, cure any such reasons for such termination for Cause.

            (c) Termination by Executive.
                  (i) Executive shall have the right to terminate Executive's employment under this Agreement upon the occurrence of any of the following events:
                              (A) for Good Reason (as hereinafter defined) or
                              (B) if Executive's health should become impaired
            to an extent that makes the continued performance of Executive's duties under this Agreement to be hazardous to Executive's physical or mental health or Executive's life.
                  (ii) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events:
                              (A) a Change in Control (as defined below), (B) any assignment to Executive of any duties
            significantly   different  from  those   contemplated  by,  or  any
            limitation   of  the  powers  of   Executive  in  any  respect  not
            contemplated by, section 3,
                              (C) any removal of Executive from or any failure
            to re-elect Executive to any of the positions indicated in section 3, except in connection with termination of Executive's employment for Cause,
                              (D) any material failure by the Company to comply
            with section 5 of this Agreement,
                              (E) failure by the Company to comply with section
            4 in any significant respect,
                              (F) failure of the Company to obtain the
            assumption of this Agreement by any successor as contemplated in section 13,
                              (G) the Company's failure to provide Executive
            with benefit increases as provided to other salaried executives of the Company as specified in section 5, or
                              (H) Executive remains in employment with the
            Company through a Change in Control and then voluntarily resigns or otherwise voluntarily terminates Executive's employment upon written notice of termination by Executive to the Company at any time prior to or during the two years following such Change in Control."
                  (iii) For the purposes of this Agreement, a "Change in Control" shall be deemed to occur when and only when any of the following events first occurs:
                              (A) any person (as defined below) becomes the
            beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities who is not such a beneficial owner as of the date of this Agreement,

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                              (B) two or more directors, whose election or
            nomination for election is not approved by a majority of the Incumbent Board (as such term is defined below), are elected within any single 24-month consecutive period to serve on the Board;
                              (C) members of the Incumbent Board cease to
            constitute a majority of the Board without the approval of the remaining members of the Incumbent Board; or
                              (D) any merger, consolidation, liquidation or
            dissolution of the Company (other than a merger or consolidation transaction where the Company is the survivor and there is no accompanying Change in Control), or the sale of all or substantially all of the assets of the Company.
                  (iv) For the purposes of clause (iii) of paragraph 6(c) of this Agreement, term "person" shall encompass the meaning of such term under subparagraph (a)(2) of Section 2 of the Securities Act of 1933, as amended, and subparagraph (d)(3) of Section 13 of the Securities Exchange Act of 1934, as amended. As such, the term "person" shall include an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization or a government or political subdivision thereof; and, when two or more of such persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of securities, such partnership, limited partnership, syndicate or group shall be deemed a person.

            (d) Notice of Termination. Any termination by the Company pursuant to paragraph 6(b) or by Executive pursuant to paragraph 6(c) shall be communicated in writing by means of the delivery of a Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

            (e) Termination Date. For purposes of this Agreement, the term "Termination Date" shall mean:
                  (i) if Executive's employment is terminated by Executive's death, the date of Executive's death,
                  (ii) if Executive's employment is terminated pursuant to paragraph 6(b) or 6(c), the date specified in the Notice of Termination.

7. Disability.

            (a) If as a result of Executive's incapacity due to physical or mental illness ("Disability" or "Disabled"), Executive shall have been absent from Executive's duties under this Agreement on a full time basis for twelve consecutive months and, within 30 days after the Company gives notice (a "Disability Notice") to Executive that the Company intends to replace Executive due to such Disability, Executive shall not have returned to the performance of Executive's duties under this Agreement on a full time basis, the Company may replace Executive without being in violation of this Agreement. Such Disability will not act to terminate Executive's employment under this Agreement, unless the Company specifically states in the Disability Notice that the Company intends to replace Executive as provided in this paragraph 7(a) and terminate Executive;'s employment under this Agreement.

            (b) If Executive becomes Disabled, the Company shall maintain in full force and effect, for the continued benefit of Executive for the remainder of the Term, including any extension thereof, all employee benefit plans and programs in which Executive was entitled to participate immediately prior to the giving of a Disability Notice provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred as a result of the Disability, Executive shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations which would have been made by the Company to Executive, to Executive's account or on Executive's behalf under such plans and programs from which Executive's continued participation is barred.

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            (c) If the Company and Executive disagree as to the determination of
Executive's Disability, the term Disability (or Disabled) shall mean Executive's inability, either mentally or physically, to perform the necessary functions of Executive's position of employment with the Company, and such Disability shall be deemed to exist if it persists for a period of twelve consecutive months unless the Company and Executive agree otherwise. If the Company shall find on the basis of medical evidence reasonably satisfactory to the Company that Executive is so totally mentally or physically disabled as to be unable to engage in further employment by the Company and that Disability shall be determined to be such that the Disability will cause, or actually does cause or has caused, Executive to be absent from work for a period in excess of twelve consecutive months, the Company shall have a right to terminate Executive's employment under this Agreement.

8. Compensation Upon Termination, Death or During Disability.

            (a) If Executive's employment shall be terminated by reason of Executive's death, the Company shall pay to such person as Executive shall designate in a notice filed with the Company prior to Executive's death, or, if no such person shall be designated, to Executive's estate as a lump sum death benefit no later than two-and-one-half months after the end of the calendar year in which Executive's death shall occur, an amount equal to the sum of (i) the annualized average of the Base Salary paid to Executive for the five calendar years immediately preceding Executive's death plus (ii) the annualized average of the Incentive Awards paid to Executive for the five calendar years immediately preceding Executive's death pursuant to subsection 5(b) hereof. Such amount shall be exclusive of and in addition to any payments Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan of the Company or the Life Insurance policy.

            (b) During any period that Executive fails to perform Executive's duties under this Agreement as a result of a Disability, Executive shall continue to receive Executive's Total Compensation during the period prior to the actual giving of the Disability Notice. Upon Executive's employment with the Company being terminated due to Executive's Disability following the giving of a Disability Notice under and in accordance with the provisions of paragraph 7(a), Executive only shall be entitled to receive from the Company an amount equal to (i) 100% of the annualized average of Executive's Total Compensation for the five calendar years immediately preceding the actual giving of the Disability Notice one year, minus (ii) payments made as Social Security benefits due to the Disability and minus
      (iii) payments made by the Company's insurance carrier in accordance with the Company's existing long-term disability plan or, if a long-term disability plan does not exist as of the execution date hereof, then in accordance with any long-term disability plan hereinafter adopted by the Company during the Term. Payments under this paragraph 8(b) shall be made in substantially equal installments consistent with the Company's payroll policies for a one year period commencing as of the date of Executive's employment with the Company being terminated due to Executive's Disability following the giving of a Disability Notice under and in accordance with the provisions of paragraph 7(a).

            (c) If Executive's employment with the Company is terminated for Cause, the Company shall pay Executive the full Base Salary through the Termination Date at the rate in effect at the time the Notice of Termination is given and the Company shall have no further obligations to Executive under this Agreement or otherwise.

            (d) (i) If, during the Term, (x) the Company terminates the employment of Executive with the Company other than for Cause, death or Disability, or (y) Executive terminates Executive's employment with the Company for Good Reason, then:
                              (A) the Company shall pay Executive, in three
            equal installments payable six, nine and twelve months following the Termination Date, the aggregate amount equal to the product resulting from multiplying (A) the annualized average of the Total Compensation paid to Executive for the five calendar years immediately preceding Executive's termination by (B) 2.99;
                              (B) within 30 days following the Termination Date,
            the Company shall pay Executive the Total Compensation earned through the Termination Date to the extent not yet paid;
                              (C) within 30 days following the presentment of
            any legal bills (including retainer fees) relating to Executive's enforcement of Executive's rights under this Agreement, including bills relating to the interpretation of Executive's rights under this Agreement, the Company shall pay up to $100,000 of such bills; and
                              (D) all outstanding unexercised stock options
            granted to Executive under the Plan and/or other Incentive Awards held or contingently payable to Executive as of the Termination Date shall become fully vested and exercisable as of the Termination Date and shall continue to be exercisable for the life of such option or Incentive Award, as the case may be.

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                  (ii) If, during the Term, (x) Executive's employment with the
      Company is terminated by the Company in connection with a "change in ownership or effective control" within the meaning of such term under
      Section 409A of the Code (a "Section 409A Change in Control") or (y), within three months following the occurrence of an event constituting a
      Section 409A Change in Control, Executive terminates Executive's employment with the Company, then:
                              (A) the Company shall pay Executive, within 90
            days following the Termination Date, the aggregate amount equal to the product resulting from multiplying (A) the annualized average of the Total Compensation paid to Executive for the five calendar years immediately preceding Executive's termination by (B) 2.99;
                              (B) within 30 days following the Termination Date,
            the Company shall pay Executive the Total Compensation earned through the Termination Date to the extent not yet paid;
                              (C) within 30 days following the presentment of
            any legal bills (including retainer fees) relating to Executive's enforcement of Executive's rights under this Agreement, including bills relating to the interpretation of Executive's rights under this Agreement, the Company shall pay up to $100,000 of such bills; and
                              (D) all outstanding unexercised stock options
            granted to Executive under the Plan and/or other Incentive Awards held or contingently payable to Executive as of the Termination Date shall become fully vested and exercisable as of the Termination Date and shall continue to be exercisable for the life of such option or Incentive Award, as the case may be.

            (e) If, during the Term, (i) the Company terminates the employment of Executive with the Company other than for Cause or Disability, (ii) Executive terminates Executive's employment with the Company for Good Reason, (iii) Executive's employment with the Company is terminated by the Company in connection with a Section 409A Change in Control or (iv), within three months following the occurrence of an event constituting a Section 409A Change in Control, Executive terminates Executive's employment with the Company, then the Company shall, at the Company's sole cost and expense, maintain in force and effect, for the continued benefit of Executive and Executive's family for the Term of this Agreement including any extension thereof, all employee benefit plans and programs in which Executive was entitled to participate immediately prior to the Termination Date (including specifically but without limitation the benefits which Executive would have been entitled to receive pursuant to the Company's pension plan had Executive's employment continued for the Term at the rate of compensation specified in this Agreement), provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred as a result of such termination, Executive shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations which would have been made by the Company to Executive, to Executive's account or on Executive's behalf under such plans and programs from which Executive's continued participation is barred. The Company's obligations under this paragraph 8(e) shall terminate on the earlier of (i) the last day of the Term (without giving effect to such termination of employment) or (ii) the last day of the second calendar year following the calendar year in which such termination occurs.

            (f) If, during the Term, (i) the Company terminates the employment of Executive with the Company other than for Cause or Disability, (ii) Executive terminates Executive's employment with the Company for Good Reason, (iii) Executive's employment with the Company is terminated by the Company in connection with a Section 409A Change in Control or (iv), within three months following the occurrence of an event constituting a Section 409A Change in Control, Executive terminates Executive's employment with the Company, then the Company shall, at the Company's sole cost and expense, pay to or on behalf of Executive, all the premiums toward the provision of health insurance for Executive and Executive's family as provided in clause (ii) of paragraph 5(f) for the period commencing on the Termination Date and terminating on the earlier of (x) the last day of the Term or (y) the last day of the second calendar year following the calendar year in which the Termination Date occurs.

            (g) Payments provided pursuant to this section 8 shall not be construed to be in lieu of, or to interfere with, Executive or Executive's spouse's right to conversion privileges under the Company's group health plan; provided, however, the Company's obligation to provide continuation coverage under the applicable provisions of COBRA to Executive or Executive's spouse under the Company's group health plan shall be satisfied to the extent payments are made to Executive and Executive's spouse in accordance with this Section 8 for the otherwise applicable continuation coverage period.

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            (h) If Executive's employment with the Company under this Agreement is terminated as a result of Executive's death or Disability, the benefits provided pursuant to this section 8 shall be provided to Executive's spouse or to Executive, as appropriate.

            (i) If, during the Term, (i) the Company terminates the employment of Executive with the Company other than for Cause or Disability, (ii) Executive terminates Executive's employment with the Company for Good Reason, (iii) Executive's employment with the Company is terminated by the Company in connection with a Section 409A Change in Control or (iv), within three months following the occurrence of an event constituting a Section 409A Change in Control, Executive terminates Executive's employment with the Company, then the Company shall, at the Company's sole cost and expense, pay to or on behalf of Executive, the Company shall maintain in full force and effect for twelve months following the Termination Date, each individual Life Insurance policy, by paying its share of the premium on, and preventing a lapse of coverage (due to actions solely within the control of the Company) under, such Life Insurance policies.

            (j) If Executive's employment with the Company under this Agreement is terminated for any reason except for Cause, as soon as practicable following the Termination Date, the Company shall transfer to Executive any and all Life Insurance policies together with the cash value of the policies on the Termination Date, plus prepaid premiums accrued thereon. If Executive's employment with the Company under this Agreement is terminated due to Executive's death and the Company shall have received any proceeds from any Life Insurance policies, as soon as practicable following receipt of such proceeds, the Company shall release to Executive's spouse or Executive's estate, as applicable, such proceeds.

            (k) Executive shall not be required to mitigate the amount of any payment provided for in this section 8 by seeking other employment or otherwise, nor will the amount of damages or severance benefits payable to Executive under this section 8 be reduced by reason of Executive securing other employment or for any other reason, unless otherwise provided in this Agreement.

            (l) (i) Notwithstanding anything to the contrary contained in this Agreement, the maximum amounts payable to Executive under this section 8, together with all other amounts that may be due or payable to Executive under this Agreement as result of the termination of employment of Executive under this Agreement, shall not exceed the amount equal to the amount which would otherwise result in an "excess parachute payment" under section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or to any successor to said section or the Code, minus $1.00, in each case giving effect to the present value of any future payment required under this section 8 or otherwise in this Agreement.
                  (ii) Notwithstanding anything to the contrary contained in this Agreement, including, but not limited, to the provisions of subparagraph 8(l)(i), if a time restriction is required to avoid or otherwise exempt a payment from constituting deferred compensation under section 409A of the Code, then, in such an event and only to the extent necessary, the Company is granted the right, in its sole discretion, to fix the time period for any such payments so that such payments shall be not be deemed to constitute deferred compensation under section 409A of the Code.

            (m) Notwithstanding anything to the contrary contained in this Agreement, if, at the time of Executive's termination of employment, Executive is a "specified employee" as defined in Section 409A of the Code, and one or more payments to the Executive would constitute deferred compensation within the meaning of Section 409A of the Code, no such payment may be provided until the earlier of:
                  (i) six months after Executive's separation of service for reasons other than death or disability,
                  (ii) the date of death or disability of Executive, or
                  (c) the effective date of a Section 409A Change in Control.

9. Restrictive Covenants.

            (a) Restrictions. Executive covenants that, except in furtherance of Executive's duties hereunder and as approved by the Board to be subject to the restrictions set forth in this paragraph 9(a).
                  (i) Competitive Activity. During the Restricted Period (as hereinafter defined), Executive shall not, directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership, trust or other business or governmental entity (collectively, together with any individual, a "Person") that engages in, or assists others in engaging in or conducting, any business that deals, directly or indirectly, in products or services similar to or competitive with the Company's product line or services anywhere in the world that the Company does business through Executive's last day of employment; provided, however, that the restrictions set forth in this subparagraph 9(a)(i) shall not be deemed to exclude Executive from acting as director of a corporation for the benefit of the Company with the consent of the Board; and provided, further, that the restrictions set forth in this paragraph 9(a)(i) shall not be deemed to prohibit Executive from owning or acquiring securities issued by any corporation whose securities are listed on a national securities exchange or are quoted on Nasdaq or the OTC Bulletin Board, provided that Executive at no time owns, directly or indirectly, beneficially or otherwise, 1% or more of any class of any such corporation's outstanding capital stock.

                  (ii) Non-Solicitation of Customers. During the Restricted Period, Executive shall not knowingly provide or solicit to provide to any Person any goods or services that are competitive with those provided by the Company or that would be competitive with the goods or services that the Company has planned to provide. The term "customer" shall mean any Person to whom the Company has provided goods and services during the last five years of Executive's employment by the Company.

                  (iii) Non-Solicitation of Company Personnel. During the Restricted Period, Executive will not solicit for employment, or attempt to solicit, directly or by assisting others, any employee of the Company with whom Executive had contact during Executive's employment with the Company. For the purposes of this paragraph 9(a)(iii), "contact" means any interaction whatsoever between Executive and the other employee.

                  (iv) Protected Information. Executive shall not divulge to others, nor shall Executive use at any time during the Restricted Period or thereafter, any confidential or trade secret information obtained by Executive during the course of Executive's employment with the Company, including information relating to sales, salespersons, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated companies.

                  (v) Non-Disparagement. Executive covenants and agrees that during the Restricted Period or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Company or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or company in so doing.

            (b) Definition of "Restricted Period." For purposes of this Agreement, the term "Restricted Period" shall mean the Term and the period of five years commencing immediately upon the termination of Executive's employment with the Company.

            (c) Enforcement of Covenants. Executive acknowledges that Executive's breach of any of the restrictive covenants contained in this section 9 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Executive breaches or threatens to breach any of the provisions of this section 9, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Executive from taking any action prohibited under this section 9. This remedy shall be in addition to all other remedies available to the Company at law or in equity. If any portion of this section 9 is adjudicated to be invalid or unenforceable, this Section 9 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this section 9 in the jurisdiction in which such adjudication is made.

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10. Proprietary Property.

            (a) Ownership of Proprietary Property. Executive agrees that any and all inventions, discoveries, investigations, know-how, trade secrets and developments or improvements in technology (collectively "Inventions") as well as any and all Proprietary Information (as defined in paragraph 10(b) below) created, developed, conceived of or discovered during the Term or any prior period of Executive's employment with the Company (i) by Executive (solely or jointly with others) either (A) in the course of Executive's employment or engagement, on the Company's time or with the Company's materials or facilities, or (B) relating to any subject matter with which Executive's work for the Company is or may be concerned or to any business in which the Company or any of its subsidiaries or affiliated companies is involved, regardless of how or when Executive shall have created, developed, conceived, or discovered such Inventions or Proprietary Information (collectively, "Proprietary Property"), or
(ii) by or for the Company, or (iii) by any independent Person and thereafter acquired by the Company, and which are within Executive's knowledge or possession in the case of clause (i) of this paragraph 10(a) or that come into Executive's knowledge or possession during the Term the Term or any prior period of Executive's employment with the Company in the case of clauses (ii) or (iii) of this paragraph 10(a), shall be, if created, developed, conceived of or discovered by Executive, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by Executive as an employee, consultant or retiree of the Company and not in any way for Executive's own benefit. Executive shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive the rights that it has therein and thereto under the provisions of this section 10. With respect to any and all Proprietary Property that is invented, created, written, developed, furnished or produced by Executive, or suggested by Executive to the Company, during the Term or any prior period of Executive's employment with the Company, Executive does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that Executive shall neither have nor retain any right, title or interest, of any kind therein and thereto or in and to any results or proceeds therefrom. At any time, whether during or after the Term, Executive will, upon the request and at the expense of the Company, (x) obtain patents or copyrights on, or (y) permit the Company to patent or copyright, any such Proprietary Property, whichever (x) or (y) is appropriate, and/or (z) execute, acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to such Proprietary Property and to evidence the Company's ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property. Executive shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after the Term, nor disclose the same to any other Person or individual except for disclosure on Company business or as may be required by law.

            (b) Definition of Proprietary Information. As used in this Agreement, "Proprietary Information" means any information about the affairs of the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, trade "know-how," inventions, customer lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers, trading positions, sales, profits or other financial information, which is confidential to the Company or any of its subsidiaries or affiliates or is not generally known in the relevant trade, regardless of whether Executive developed such information.

            (c) Disclosure of Proprietary Property. During the Term and thereafter, Executive will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

11. Indemnification.

            (a) (i) Except as otherwise provided in paragraph 11(b), and to the fullest extent allowable by law and the Company's Articles of Incorporation, as may be amended from time to time, the Company shall indemnify Executive for Executive's reasonable attorneys' fees and disbursements incurred in any litigation for the purpose of interpreting any provision of this Agreement.

                  (ii) Except as otherwise provided in paragraph 11(b), and to the fullest extent allowed by law, the Company shall indemnify and hold Executive free and harmless from any liability for injury or death to persons or damage or destruction of property due to any cause whatsoever, either in or about the Company, any properties managed, owned or operated by the Company or elsewhere, as a result of the performance by Executive of Executive's duties under this Agreement irrespective of whether alleged to be caused, wholly or partially, by Executive;
                  (iii) Except as otherwise provided in paragraph 11(b), the Company shall reimburse Executive upon written demand for any money or other property which Executive is required to pay out for any reason whatsoever in performing Executive's duties hereunder, whether the payment is for charges or debts incurred or assumed by Executive or any other party, or judgments, settlements, or expenses in defense claim, civil or criminal action, proceeding, charge, or prosecution made, instituted or maintained against Executive or the Company, jointly or severally, because of the condition or use of any properties managed, owned or operated, or acts or failures to act of Executive, or arising out of or based upon any law, regulation, requirement, contract or award; and
                  (iv) Except as otherwise provided in paragraph 11(b), the Company shall defend any claim, action, suit or proceeding brought against Executive, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Executive from any judgment, loss or settlement on account thereof, regardless of the jurisdiction in which any such claim, actions, suits or proceedings may be brought.

            (b) Notwithstanding the foregoing, Company shall not be liable to indemnify and hold Executive harmless from any liability described above which results from the gross negligence or willful misconduct of Executive.

            (c) If (i) the Company shall be obligated to indemnify Executive hereunder, or (ii) a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Company may become obligated to Executive hereunder, Executive shall give prompt written notice to the Company of the occurrence of such event. The Company agrees to defend, contest or otherwise protect against any such suit action, investigation, claim or proceeding at the Company's own cost and expense. Executive shall have the right but not the obligation to participate at Executive's own expense in the defense thereof by counsel of Executive's own choice. In the event that the Company fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, Executive shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Company, including, without limitations, reasonable attorneys' fees, disbursements and all amounts paid or payable as a result of such suit, action, investigation, claim, or proceeding or compromise or settlement thereof.

12. Definitions. For the purposes of this Agreement,

            (a) Company shall mean (i) American Vantage Companies, Inc., if Executive is employed by the Company on Executive's Termination Date, and (ii) a Successor Organization, if Executive is employed by a Successor Organization on the Termination Date;
            (b) Company shall include all of the Company's subsidiaries; and

            (c) Successor Organization shall mean any one or more individuals, organizations or entities (except, in any event, the Company or any of its affiliates) that, as a result of a direct or indirect sale, merger, consolidation of such events, owns or controls (i) 20% or more of the combined voting power of the Company of the then outstanding securities, or (ii) substantially all of the Company's assets.

13. Successors: Binding Agreement.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms Executive would be entitled to hereunder if Executive terminated Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

            (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

            (c) Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Executive.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, to:               Ronald J. Tassinari
                                   P.O. Box 81890
                                   Las Vegas, Nevada   89180

If to the Company, to:        American Vantage Companies, Inc.
                              4735 South Durango Drive - Suite 105
                              Las Vegas, Nevada  89147
                              Attention: Chief Accounting Officer

      with a copy to:         Snow Becker Krauss P.C.
                              605 Third Avenue
                              New York, New York  10158
                              Attn.: Jack Becker, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. For purposes of this Agreement, it is understood that any references to duties, practices, procedures, places, arrangements, or policies of the Company in effect on or prior to the date of this Agreement shall be deemed to be those of American Vantage Companies.

16. Payment Obligations Absolute. The Company's obligation to pay Executive's Total Compensation and all other sums due pursuant to this Agreement and to make the appropriate arrangements as provided for herein shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment defense or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand except as provided herein. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto, for any reason whatsoever. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligation to make the payments and arrangements required to be made under this Agreement.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without giving effect to any conflict of law provisions, and the parties irrevocably submit to the jurisdiction of any state or federal court of the State of Nevada, located in the city of Las Vegas, Clark County, for the purpose of any suit, action or other proceeding arising out of this Agreement.

18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. Currency. All sums of money referred to herein shall be payable in U.S. currency.

21. Arbitration.

            (a) Any dispute arising between the parties to this Agreement, including, but not limited to, those pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement ("Arbitrable Dispute") will be submitted to arbitration in Las Vegas, Nevada, before an experienced employment arbitrator and selected in accordance with the rules of the American Arbitration Association labor tribunal. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their claim. Other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne equally by the parties to this Agreement.

            (b) Should any party to this Agreement hereafter institute any legal action or administrative proceedings against another party with respect to any claim waived by this Agreement or pursue any other Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorney's fees incurred as a result of such action.


            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                    American Vantage Companies


                                    By:  /s/ Randolph C. Read
                                         ---------------------------------------
                                         Randolph C. Read
                                         Chairman of the Compensation Committee


                                         /s/  Ronald J. Tassinari
                                         ---------------------------------------
                                         Ronald J. Tassinari

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